Exhibit 99.1

DATE: Nov. 2, 2016

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan (539) 573-4944	David Sullivan (539) 573-9360

WPX Energy Reports 3Q 2016 Results and 2017 Guidance

•	Wolfcamp X/Y well hits peak rate of 1,812 Boe/d (70% oil)

•	Wolfcamp D well hits peak rate of 2,063 Boe/d (33% oil)

•	Spacing test under way to optimize Wolfcamp A development

•	Peterson 4-well pad in Williston has 30-day avg. of 5,600 Boe/d (90% oil)

•	Six-well West Lybrook pad hits peak rate of 8,571 Boe/d (70% oil)

•	Projecting 25% oil growth in 2017; 50% oil growth in 2018

•	Strong hedge position in 2017 and 2018

TULSA, Okla. – WPX reported an unaudited third-quarter 2016 net loss attributable to common shareholders of $245 million, or a loss of $0.72 per share on a diluted basis, driven by a $238 million net loss on the divestment of certain transportation contracts. The company’s adjusted net loss in the third quarter was $0.17 per share. A reconciliation accompanies this release.

During the third quarter, WPX unveiled its strategy to grow oil production and EBITDAX at a compound annual growth rate of 20-35 percent over the next four years. The projected growth is funded with operating cash flow, cash on-hand and assumes no incremental debt. The company’s business strategy includes doubling oil production over the next two years and reducing leverage (the ratio of net debt to EBITDAX) to 2.0x to 2.5x in the same time span.

“WPX’s forward story is compelling and achievable. Everything is in place to meet or exceed our objectives,” said Rick Muncrief, president and chief executive officer. “All three of our assets are performing exceptionally well and are the platforms for prudent, disciplined growth.”

In the Delaware Basin, the company added a third rig in October, just completed its first Wolfcamp X/Y well on bolt-on acreage it acquired during the third quarter and will break ground on the first phase of its crude oil gathering system this month.

Also in the Delaware Basin, WPX started a nine-well density test in September to explore a second landing zone in the Wolfcamp A interval. The goal is to better understand the upper and lower aspects of the interval, which may lead to opportunities to increase recoveries, drive development efficiencies, tighten spacing, limit future interference from offset wells and guide the next generation of stimulation designs.

In the Williston Basin, WPX resumed completions in August and added a second rig in late October. Three recent completions in the Wells unit had peak rates of 3,207 Boe/d, 3,011 Boe/d and 2,590 Boe/d during initial flowback. Production for all three wells was 83 percent oil.

2017 GUIDANCE

WPX’s 2017 capital budget for drilling and completion activity ranges from $800-860 million. Half of the capital is targeted for development in the Delaware Basin.

WPX’s plan would fund an eight-rig program, with five in the Delaware Basin, two in the Williston Basin and one in the San Juan Basin. WPX currently has three rigs in the Delaware, with a fourth one rigging up in a few days and a fifth scheduled to mobilize in early December.

In 2017, the company expects to complete more than 150 operated wells under its plan, consisting of roughly 70-80 Delaware wells, 38-42 Williston wells and 40-46 San Juan wells. WPX expects to increase lateral lengths for its Delaware wells in 2017 by more than 35 percent to an average of over 6,200 feet.

WPX expects total production in 2017 ranging from 97-107 Mboe/d, including 49-53 Mbbl/d of oil. Cash operating expense (not including DD&A) is estimated at $9-$10.50 per Boe. This represents a decline in operating costs by approximately 3 percent on a Boe basis.

WPX expects fourth-quarter 2016 oil production of 42-44 Mbbl/d and total full-year 2016 equivalent production of approximately 82-87 MBoe/d. Estimated total equivalent production is approximately 8 percent higher based on the mid-point of full-year guidance.

Additional information about the company’s 2017 and updated 2016 guidance is available in a slide presentation at www.wpxenergy.com

THIRD-QUARTER FINANCIAL RESULTS

In addition to the $238 million net loss associated with divesting Piceance Basin transportation contracts, WPX’s third-quarter 2016 reported financial results were impacted by a $22 million loss on the induced conversion of preferred stock.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the third quarter was $59 million, or a loss of $0.17 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the third quarter was $115 million. Through the first nine months of 2016, adjusted EBITDAX was $340 million. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

The weighted average gross sales price – prior to revenue deductions – for oil was $39.15 per barrel in third-quarter 2016 vs. $39.66 a year ago. Natural gas prices decreased 5 percent to $2.44 per Mcf. NGL prices rose 4 percent to $14.92 per barrel.

Third-quarter oil revenues of $139 million accounted for 74 percent of total product revenues. Total product revenues were $188 million in third-quarter 2016, up 7 percent vs. the preceding quarter and up 15 percent vs. the same period a year ago.

AMPLE LIQUIDITY FOR GROWTH

WPX’s total liquidity at the close of business on Sept. 30 was approximately $1.65 billion, consisting of its undrawn capacity on a revolving credit facility and the company’s unrestricted cash and cash equivalents.

WPX’s borrowing base of $1.025 billion was reaffirmed during a recent redetermination process. The company remains in full compliance with the financial covenants in its credit agreement and has full access to its credit facility.

Based on current commodity prices, WPX expects to fund its drilling and completion activities and build a crude oil gathering system in the Delaware Basin with operating cash flow, cash on-hand and no incremental debt through 2020.

PRODUCTION OVERVIEW

Total company production volumes were 84.4 Mboe/d in the third quarter, up 16 percent vs. a year ago. Production declined 1 percent vs. the preceding quarter, primarily from decreased development activity in the first half of the year.

Third-quarter oil output of 38,900 bbl/d continues to track closely with WPX’s high of 41,500 bbl/d in first-quarter 2016 despite reduced development activity earlier this year. Total liquids accounted for 60 percent of production in third-quarter 2016, up considerably from 34 percent a year ago prior to the company’s disposition of its Piceance Basin subsidiary.

	3Q			2Q Sequential
Average Daily Production	2016	2015	Change	2016	Change
Oil (Mbbl/d)
Delaware Basin	14.3	4.6	n/m	13.8	4%
Williston Basin	17.3	18.9	-9%	20.0	-14%
San Juan Basin	7.2	10.4	-31%	7.0	3%
Other	0.0	0.0	n/m	0.0	n/m

Subtotal (Mbbl/d)	38.9	33.9	15%	40.9	-5%
NGLs (Mbbl/d)
Delaware Basin	5.3	1.6	n/m	4.1	29%
Williston Basin	2.0	2.1	-5%	2.1	-5%
San Juan Basin	3.9	4.1	-5%	3.7	5%
Other	0.1	0.1	n/m	0.1	—

Subtotal (Mbbl/d)	11.4	8.0	43%	10.0	14%
Natural gas (MMcf/d)
Delaware Basin	52	19	n/m	49	6%
Williston Basin	11	10	10%	12	-8%
San Juan Basin	125	131	-5%	127	-2%
Other	18	24	-25%	18	—

Subtotal (MMcf/d)	205	184	11%	206	-1%
Total Production (MMcfe/d)	506	435	16%	511	-1%

Total Production (Mboe/d)	84.4	72.5	16%	85.2	-1%

Note: 3Q 2015 Delaware volumes reflect partial quarter results due to the timing of the acquisition.

For the remainder of 2016, WPX has 30,403 barrels per day of oil hedged at a weighted average price of $60.13 per barrel. WPX has natural gas derivatives totaling 145,510 MMBtu per day for the remainder of 2016 at a weighted average price of $3.93 per MMBtu.

For 2017, WPX has 34,554 barrels per day of oil hedged at a weighted average price of $51.45 per barrel. WPX also has 170,000 MMBtu per day of natural gas hedged at a weighted average price of $3.02 per MMBtu.

For 2018, WPX has 20,000 barrels per day of oil hedged at a weighted average price of $56.96 per barrel. WPX also has 60,000 MMBtu per day of natural gas hedged at a weighted average price of $2.93 per MMBtu.

WPX participated in the completion of 25 gross (12.6 net) wells in third-quarter 2016, comparable to 26 gross (14.1 net) in the preceding quarter.

3Q 2016 WELL COMPLETIONS	OPERATED		NON-OPERATED
	Gross	Net	Gross	Net
Delaware Basin	7	7	1	0.01
Williston Basin	5	3.6	0	0
San Juan Basin	2	2	0	0
Other (Green River)	0	0	10	0.05

TOTAL	14	12.6	11	0.06

Note: Delaware completions include 5 Wolfcamp A wells and 2 Wolfcamp D wells.

Total capital spending in the first three quarters of 2016 was $424 million, including approximately $60 million in land purchases and $27 million in Piceance activity that was reimbursed in conjunction with the divestiture of that business.

Projected 2016 capital spending for drilling and completion activity only remains in line with the company’s guidance of up to $450 million for the full year.

DELAWARE BASIN OPERATIONS UPDATE

WPX operates in the core of the Permian’s world-class Delaware Basin, where the company has more than 5,500 gross drillable locations across 13 prospective intervals based on a resource assessment conducted this summer.

Delaware production averaged 28.3 Mboe per day in the third quarter, up 9 percent vs. the preceding quarter from greater gas and NGL volumes due in part to delineation work in the Wolfcamp D horizon. WPX’s oil volumes in the basin increased 4 percent vs. the preceding quarter.

During the third quarter, WPX closed a previously announced bolt-on acquisition involving a privately held undisclosed seller. The acreage is close to WPX’s acreage position in central Eddy County, New Mexico.

Since closing the RKI acquisition in August 2015, WPX has added roughly 12,300 net acres in the Permian Basin at an average cost of $7,900 per acre. Including the bolt-ons, WPX now has 102,000 net acres in the basin.

Subsequent to closing a bolt-on purchase, WPX proceeded to drill its first 1-mile Wolfcamp X/Y delineation well, the C-State 16-1H. WPX drilled the well in just 17.5 days, the company’s best drilling time to date in the basin. The well had a 24-hour IP of 1,812 Boe/d (70% oil) with a completed well cost of approximately $5.1 million, including facilities.

WPX has initiated delineation work in the Wolfcamp D interval, as well, by bringing its first two Wolfcamp D wells to first sales during the third quarter. The well results are consistent with offset operator wells to the west.

The East Pecos 22-14H well in the D interval had a 24-hour peak rate of 2,063 Boe/d (33% oil) at a flowing casing pressure of 3,800 PSI. The Lindsay 16-6H well in the D interval posted a 24-hour peak rate of 1,662 Boe/d (18% oil) at a flowing casing pressure of 4,400 PSI.

WPX is scheduled to spud its second long lateral in the Delaware Basin – a 2-mile lateral from the CBR 6-7 pad – in December. This is the first of four 2-mile laterals scheduled in CBR sections 6 and 7. In late December, WPX also is scheduled to spud a 1.5-mile lateral on the Lindsay 10-15 pad.

Drilling on the previously mentioned nine-well spacing test in the upper and lower Wolfcamp A is expected to conclude in January, with first sales expected in February and March. The project is designed to validate 16-well Wolfcamp A drilling spacing units.

Progress also is occurring on WPX’s midstream expansion. The company is ready to break ground on the first phase of its Permian crude oil gathering system this month, with an in-service date for the first 13 miles of pipe set for the first quarter of 2017. WPX is planning a total installation of approximately 50 miles of crude oil pipe to support its Delaware production.

WILLISTON BASIN OPERATIONS UPDATE

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil.

Completion activity in the basin resumed in August, starting with the Peterson four-well pad. WPX is working to complete three to four wells per month through December.

After 30 days, the four-well Peterson pad had cumulative production exceeding 167,000 Boe (90% oil). The average peak rate during initial production was 1,998 Boe/d per well, with the Peterson 6-5-4 HD well hitting a high of 2,173 Boe/d. All of the Peterson wells are 3-mile laterals completed with 9-million-pound stimulations.

Subsequent to the close of the third quarter, three completions in the Wells unit produced even higher IPs. As previously mentioned, the wells posted peak rates of 3,207 Boe/d, 3,011 Boe/d and 2,590 Boe/d during initial flowback. These 2-mile laterals were completed with 6-million-pound stimulations.

During the third-quarter, WPX drilled the Behr 30-31HI on a 3-well pad in just 11.9 days, marking a dramatic jump from the company’s previous best of 16.3 days for a 2-mile well in the basin which occurred in the second quarter.

SAN JUAN BASIN OPERATIONS UPDATE

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin, including considerable dry Mancos upside.

WPX’s six-well pad in the West Lybrook unit now has 60 days of cumulative production of approximately 365,000 Boe (70% oil), which represents an average of just over 1,000 Boe/d per well. The pad had a peak rate of 8,571 Boe/d during initial production despite early-time facilities constraints.

During the third quarter, WPX completed its first two wells in the Kimbeto Wash and North Escavada federal units. These units are located east and west of WPX’s most recent activity in the West Lybrook unit. Cumulative 30-day production from these step-out locations exceeds 70,000 Boe (67% oil), which represent a combined average of more than 1,100 Boe/d per well.

Drilling times averaged just under nine days per well. One of the wells, a 1-mile lateral, was completed with a 5-million-pound stimulation. The other well, a 1.5-mile lateral, was completed with an 8-million-pound stimulation.

JOIN THURSDAY’S WEBCAST

The company’s next webcast takes place on Nov. 3 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 78803708.

FORM 10-Q

WPX plans to file its third-quarter 2016 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian’s Delaware Basin, the Williston Basin and the San Juan Basin. The company has reshaped its holdings through more than $5 billion of transactions and posted double-digit oil volume growth in each of the past four years.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Oil sales	$112	$138	$120	$124	$494	$97	$142	$139	$378
Natural gas sales	41	26	37	34	138	25	24	37	86
Natural gas liquid sales	3	5	6	9	23	5	10	12	27

Total product revenues	156	169	163	167	655	127	176	188	491
Gas management	157	56	35	38	286	31	116	25	172
Net gain (loss) on derivatives	105	(71)	205	179	418	57	(154)	38	(59)
Other	2	—	4	1	7	1	—	—	1

Total revenues	420	154	407	385	1,366	216	138	251	605
Costs and expenses:
Lease and facility operating	35	32	34	44	145	42	41	40	123
Gathering, processing and transportation	17	16	17	14	64	16	20	19	55
Taxes other than income	15	16	14	17	62	11	16	14	41
Gas management, including charges for unutilized pipeline capacity	109	58	43	51	261	39	132	31	202
Exploration	7	6	56	16	85	9	12	10	31
Depreciation, depletion and amortization	117	123	136	152	528	152	163	150	465
Net (gain) loss on sales of assets and divestment of transportation contracts	(69)	(208)	(2)	(70)	(349)	(198)	(4)	227	25
General and administrative	54	53	45	58	210	53	55	51	159
Acquisition costs	—	—	23	—	23	—	—	—	—
Other-net	22	3	8	30	63	2	2	10	14

Total costs and expenses	307	99	374	312	1,092	126	437	552	1,115
Operating income (loss)	113	55	33	73	274	90	(299)	(301)	(510)
Interest expense	(33)	(32)	(65)	(57)	(187)	(57)	(53)	(49)	(159)
Gain (loss) on extinguishment of debt	—	—	(65)	—	(65)	3	(3)	—	—
Investment income and other	1	1	—	(4)	(2)	(1)	2	—	1

Income (loss) from continuing operations before income taxes	$81	$24	$(97)	$12	$20	$35	$(353)	$(350)	$(668)
Provision (benefit) for income taxes	29	1	(27)	21	24	35	(130)	(132)	(227)

Income (loss) from continuing operations	$52	$23	$(70)	$(9)	$(4)	$—	$(223)	$(218)	$(441)
Income (loss) from discontinued operations	16	(53)	(160)	(1,525)	(1,722)	(12)	25	(1)	12

Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)	$(198)	$(219)	$(429)
Less: Net income (loss) attributable to noncontrolling interests	1	—	—	—	1	—	—	—	—

Net income (loss) attributable to WPX Energy, Inc.	$67	$(30)	$(230)	$(1,534)	$(1,727)	$(12)	$(198)	$(219)	$(429)

Less: Dividends on preferred stock	—	—	4	5	9	5	6	4	15
Less: Loss on induced conversion of preferred stock	—	—	—	—	—	—	—	22	22

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)	$(204)	$(245)	$(466)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$52	$23	$(74)	$(14)	$(13)	$(5)	$(229)	$(244)	$(478)
Income (loss) from discontinued operations	15	(53)	(160)	(1,525)	(1,723)	(12)	25	(1)	12

Net income (loss)	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)	$(204)	$(245)	$(466)

Summary of Production Volumes (1)
Oil (MBbls)	2,972	2,832	3,123	3,551	12,479	3,774	3,719	3,576	11,069
Natural gas (MMcf)	15,832	14,913	16,901	18,542	66,187	16,820	18,764	18,845	54,428
Natural gas liquids (MBbls)	379	476	733	823	2,412	708	909	1,047	2,663
Combined equivalent volumes (MBoe) (2)	5,990	5,794	6,673	7,465	25,922	7,285	7,755	7,764	22,804
Per day volumes
Oil (MBbls/d)	33.0	31.1	33.9	38.6	34.2	41.5	40.9	38.9	40.4
Natural gas (MMcf/d)	176	164	184	202	181	185	206	205	199
Natural gas liquids (MBbls/d)	4.2	5.2	8.0	9.0	6.6	7.8	10.0	11.4	9.7
Combined equivalent volumes (Mboe/d) (2)	66.6	63.7	72.5	81.1	71.0	80.1	85.2	84.4	83.2

(1) Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.
(2) Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$37.69	$48.75	$38.23	$35.14	$39.61	$25.62	$38.38	$38.71	$34.14
Natural gas (per Mcf)	$2.59	$1.76	$2.18	$1.81	$2.08	$1.52	$1.23	$1.97	$1.58
Natural gas liquids (per barrel)	$9.30	$9.81	$8.76	$9.75	$9.39	$7.14	$11.21	$11.50	$10.24

(1) Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$5.90	$5.54	$5.07	$5.82	$5.59	$5.74	$5.34	$5.07	$5.37
Gathering, processing and transportation	$2.91	$2.65	$2.53	$1.95	$2.48	$2.17	$2.57	$2.51	$2.42
Taxes other than income	$2.45	$2.83	$2.06	$2.26	$2.38	$1.47	$2.05	$1.84	$1.79
Depreciation, depletion and amortization	$19.56	$21.21	$20.37	$20.43	$20.39	$20.93	$21.02	$19.30	$20.40
General and administrative	$8.94	$9.21	$6.72	$7.88	$8.12	$7.34	$7.09	$6.50	$6.97
Interest Expense	$5.56	$5.53	$9.67	$7.78	$7.25	$7.89	$6.72	$6.40	$6.98

(1) Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$52	$23	$(74)	$(14)	$(13)	$(5)	$(229)	$(244)	$(478)

Income (loss) from continuing operations—diluted earnings per share	$0.25	$0.11	$(0.29)	$(0.06)	$(0.06)	$(0.02)	$(0.76)	$(0.72)	$(1.58)

Pre-tax adjustments:
Impairments- exploratory related and inventory	$—	$—	$47	$3	$50	$—	$—	$4	$4
Net (gain) loss on sales of assets and divestment of transportation contracts	$(69)	$(208)	$(2)	$(70)	$(349)	$(198)	$(4)	$227	$25
Contract termination and early rig release expenses	$26	$—	$—	$5	$31	$—	$—	$—	$—
Accrual for Denver office lease	$—	$—	$—	$—	$—	$—	$—	$5	$5
Accrual for certain future gathering obligations associated with an abandoned area	$—	$—	$—	$23	$23	$—	$—	$—	$—
Costs related to severance and relocation	$8	$7	$1	$(1)	$15	$3	$7	$3	$13
Costs related to acquisition (including loss on acquired debt extinguishment)	$—	$1	$103	$1	$105	$—	$—	$—	$—
Previously capitalized costs expensed following credit facility amendment	$—	$—	$—	$—	$—	$4	$—	$—	$4
(Gain) loss on retirement of debt	$—	$—	$—	$—	$—	$(3)	$3	$—	$—
Unrealized MTM (gain) loss	$30	$203	$(50)	$16	$199	$76	$223	$20	$319

Total pre-tax adjustments	$(5)	$3	$99	$(23)	$74	$(118)	$229	$259	$370
Less tax effect for above items	$2	$(1)	$(35)	$7	$(27)	$43	$(85)	$(96)	$(137)
Impact of state deferred tax rate change	$—	$—	$—	$7	$7	$14	$—	$—	$14
Impact of state tax valuation allowance		$—	$—	$—	$—	$8	$—	$—	$8
Loss on induced conversion of preferred stock	$—	$—	$—	$—	$—	$—	$—	$22	$22

Total after-tax adjustments	$(3)	$2	$64	$(9)	$54	$(53)	$144	$185	$277

Adjusted income (loss) from continuing operations available to common stockholders	$49	$25	$(10)	$(23)	$41	$(58)	$(85)	$(59)	$(201)

Adjusted diluted earnings (loss) per common share	$0.24	$0.12	$(0.04)	$(0.08)	$0.17	$(0.21)	$(0.28)	$(0.17)	$(0.66)

Diluted weighted-average shares (millions)	205.9	206.8	251.2	275.4	234.2	276.1	300.7	341.5	302.8

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)	$(198)	$(219)	$(429)
Interest expense	33	32	65	57	187	57	53	49	159
Provision (benefit) for income taxes	29	1	(27)	21	24	35	(130)	(132)	(227)
Depreciation, depletion and amortization	117	123	136	152	528	152	163	150	465
Exploration expenses	7	6	56	16	85	9	12	10	31

EBITDAX	254	132	—	(1,288)	(902)	241	(100)	(142)	(1)
Accrual for Denver office lease	—	—	—	—	—	—	—	5	5
Accrual for certain future gathering obligations associated with an abandoned area	—	—	—	23	23	—	—	—	—
Net (gain) loss on sales of assets and divestment of transportation contracts	(69)	(208)	(2)	(70)	(349)	(198)	(4)	227	25
Impairment of inventory	—	—	—	—	—	—	—	4	4
RKI acquisition costs and loss on extinguishment of acquired debt	—	1	87	—	88	—	—	—	—
Net (gain) loss on derivatives	(105)	71	(205)	(179)	(418)	(57)	154	(38)	59
Net cash received (paid) related to settlement of derivatives	135	132	155	195	617	133	69	58	260
(Income) loss from discontinued operations	(16)	53	160	1,525	1,722	12	(25)	1	(12)

Adjusted EBITDAX	$199	$181	$195	$206	$781	$131	$94	$115	$340

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$139	$120	$378	$370
Natural gas sales	37	37	86	104
Natural gas liquid sales	12	6	27	14

Total product revenues	188	163	491	488
Gas management	25	35	172	248
Net gain (loss) on derivatives	38	205	(59)	239
Other	—	4	1	6

Total revenues	251	407	605	981

Costs and expenses:
Lease and facility operating	40	34	123	101
Gathering, processing and transportation	19	17	55	50
Taxes other than income	14	14	41	45
Gas management, including charges for unutilized pipeline capacity	31	43	202	210
Exploration	10	56	31	69
Depreciation, depletion and amortization	150	136	465	376
Net (gain) loss on sales of assets and divestment of transportation contracts	227	(2)	25	(279)
General and administrative (including non-cash equity-based compensation of $10 million, $7 million, $25 million and $24 million for the respective periods)	51	45	159	152
Acquisitions costs	—	23	—	23
Other - net	10	8	14	33

Total costs and expenses	552	374	1,115	780

Operating income (loss)	(301)	33	(510)	201
Interest expense	(49)	(65)	(159)	(130)
Loss on extinguishment of acquired debt	—	(65)	—	(65)
Investment income and other	—	—	1	2

Income (loss) from continuing operations before income taxes	(350)	(97)	(668)	8
Provision (benefit) for income taxes	(132)	(27)	(227)	3

Income (loss) from continuing operations	(218)	(70)	(441)	5
Income (loss) from discontinued operations	(1)	(160)	12	(197)

Net income (loss)	(219)	(230)	(429)	(192)
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	1

Net income (loss) attributable to WPX Energy, Inc.	(219)	(230)	(429)	(193)
Less: Dividends on preferred stock	4	4	15	4
Less: Loss on induced conversion of preferred stock	22	—	22	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$(245)	$(234)	$(466)	$(197)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(244)	$(74)	$(478)	$1
Income (loss) from discontinued operations	(1)	(160)	12	(198)

Net income (loss)	$(245)	$(234)	$(466)	$(197)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.72)	$(0.29)	$(1.58)	$0.01
Income (loss) from discontinued operations	—	(0.64)	0.04	(0.90)

Net income (loss)	$(0.72)	$(0.93)	$(1.54)	$(0.89)

Basic weighted-average shares (millions)	341.5	251.2	302.8	220.3
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.72)	$(0.29)	$(1.58)	$0.01
Income (loss) from discontinued operations	—	(0.64)	0.04	(0.90)

Net income (loss)	$(0.72)	$(0.93)	$(1.54)	$(0.89)

Diluted weighted-average shares (millions)	341.5	251.2	302.8	221.7

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS	(Millions)
Current assets:
Cash and cash equivalents	$623	$38
Accounts receivable, net of allowance of $5 million as of September 30, 2016 and $6 million as of December 31, 2015	147	300
Derivative assets	79	308
Inventories	33	46
Assets classified as held for sale	7	178
Other	20	23

Total current assets	909	893
Properties and equipment (successful efforts method of accounting)	8,796	8,415
Less: Accumulated depreciation, depletion and amortization	(2,314)	(1,893)

Properties and equipment, net	6,482	6,522
Derivative assets	31	51
Assets classified as held for sale	—	894
Other noncurrent assets	24	33

Total assets	$7,446	$8,393

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$185	$278
Accrued and other current liabilities	259	301
Liabilities associated with assets held for sale	2	140
Current portion of long-term debt, net	125	1
Derivative liabilities	53	13

Total current liabilities	624	733
Deferred income taxes	323	465
Long-term debt, net	2,574	3,189
Derivative liabilities	44	2
Asset retirement obligations	105	99
Liabilities associated with assets held for sale	—	133
Other noncurrent liabilities	142	237

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million shares issued at September 30, 2016 and 7 million shares issued at December 31, 2015)	232	339
Common stock (2 billion shares authorized at $0.01 par value; 344.5 million shares issued at September 30, 2016 and 275.4 million shares issued at December 31, 2015)	3	3
Additional paid-in-capital	6,799	6,164
Accumulated deficit	(3,400)	(2,971)

Total stockholders’ equity	3,634	3,535

Total liabilities and equity	$7,446	$8,393

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2016	2015
	(Millions)
Operating Activities(a)
Net income (loss)	$(429)	$(192)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	474	685
Deferred income tax provision (benefit)	(209)	(138)
Provision for impairment of properties and equipment (including certain exploration expenses)	29	78
Net (gain) loss on derivatives in continuing operations	59	(239)
Net settlements related to derivatives in continuing operations	260	422
Net loss on derivatives included in discontinued operations	46	—
Amortization of stock-based awards	27	27
Gain on extinguishment of debt	—	81
Net (gain) loss on sales of assets and divestment of transportation contracts	(28)	(317)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	147	232
Inventories	13	(11)
Margin deposits and customer margin deposits payable	—	25
Other current assets	6	—
Accounts payable	(79)	(186)
Federal income taxes payable	(33)	—
Accrued and other current liabilities	(97)	22
Accrued liabilities established in 2015 for retained transportation and gathering contracts related to discontinued operations	(42)	—
Other, including changes in other noncurrent assets and liabilities	(35)	140

Net cash provided by operating activities (a)	109	629

Investing Activities(a)
Capital expenditures(b)	(440)	(890)
Proceeds from sales of assets	1,140	610
Proceeds (payments) related to divestment of transportation contracts	(238)	209
Purchase of business, net of cash acquired	—	(1,190)
Other	(2)	2

Net cash provided by (used in) investing activities (a)	460	(1,259)

Financing Activities
Proceeds from common stock	540	295
Proceeds from preferred stock	—	339
Dividends paid on preferred stock	(15)	—
Payments related to induced conversion of preferred stock to common stock	(10)	—
Proceeds from long-term debt	—	1,000
Borrowings on credit facility	380	756
Payments on credit facility	(645)	(636)
Excess tax benefit of stock based awards	—	—
Payments for retirement of debt	(230)	(1,055)
Payments for debt issuance costs, credit facility amendment and fees	(3)	(40)
Other	(1)	—

Net cash provided by (used in) financing activities	16	659

Net increase (decrease) in cash and cash equivalents	585	29
Cash and cash equivalents at beginning of period	38	70

Cash and cash equivalents at end of period	$623	$99

(a) Amounts also reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(424)	$(640)
Changes in related accounts payable and accounts receivable	(16)	(250)

Capital expenditures	$(440)	$(890)